CONTACTS:
Investors
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

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Victoria Verdeja
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(305) 441-8414

AMERANT REPORTS FOURTH QUARTER 2022 AND FULL-YEAR 2022 RESULTS

Board of Directors Declares Cash Dividend of $0.09 per Common Share

CORAL GABLES, FLORIDA, January 20, 2023. Amerant Bancorp Inc. (NASDAQ: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $18.8 million in the fourth quarter of 2022 , or $0.55 per diluted share. Results in the fourth quarter reflect a provision for credit losses of $20.9 million, including the retroactive effect of the Current Expected Credit Loss (“CECL”) accounting standard for all previous quarterly periods in the year ended December 31, 2022 for an amount of approximately $11.1 million1. Net income attributable to the Company was $63.3 million for the full-year 2022, or $1.85 per diluted share.

Selected Financial Highlights:

•Total assets were $9.1 billion, up $387.8 million, or 4.44%, compared to $8.7 billion as of 3Q22 and up $1.5 billion, or 19.5%, compared to $7.6 billion as of 4Q21.

•Total gross loans were $6.92 billion, an increase of $416.3 million, or 6.40%, compared to $6.50 billion in 3Q22 and an increase of $1.35 billion, or 24.3%, compared to $5.57 billion in 4Q21.

•Total deposits were $7.04 billion, up $456.1 million, or 6.92%, compared to $6.59 billion in 3Q22 and up $1.41 billion, or 25.1%, compared to $5.63 billion in 4Q21.

Amerant Chairman and CEO Jerry Plush stated “We are pleased to again report strong asset, deposit and revenue growth this quarter. Our team delivered, building on the upward momentum we have shown throughout 2022.”

1 The provision for credit losses in the fourth quarter under CECL, excluding the retroactive effect corresponding to the first, second and third quarters of 2022, is approximately $7.0 million dollars, which results in net income attributable to the Company of $22.0 million in the fourth quarter of 2022, or $0.65 per diluted share.

Adoption of the CECL Accounting Standard

In the fourth quarter of 2022, the Company adopted the CECL accounting standard for estimating allowance for credit losses. The adoption of CECL as of December 31, 2022, resulted in an increase to the allowance for credit losses of $18.7 million, with a corresponding after tax cumulative effect adjustment to retained earnings of $13.9 million as of January 1, 2022, as required by the standard. In addition, in the fourth quarter of 2022, the Company recorded a provision for credit losses totaling $20.9 million, which includes the retroactive effect of CECL adoption for all previous quarterly periods in the year ended December 31, 2022 for an amount of approximately $11.1 million1, including loan growth and changes to macro-economic conditions during the year 2022. Quarterly amounts for the first, second and third quarters of 2022 do not reflect the adoption of CECL. The Company will provide an update to its interim consolidated financial information for each of the quarters in 2022 in its Annual Report on Form 10-K for the year ended December 31, 2022, reflecting the impacts of the adoption of CECL on each interim period of 2022.

Under the CECL accounting standard, the model for estimating credit losses on financial assets, including loans held for investment, changes from an incurred loss model to an expected loss model. The allowance for credit losses under the expected loss model is an estimate of life-of-loan losses for the Company’s loans held for investment.

Financial Highlights Continued:

•Average yield on loans was 5.85%, up compared to 5.06% and 4.10% in 3Q22 and 4Q21, respectively. Average yield on loans for the full-year 2022 was 4.92%, also up compared to 3.92% for the full-year 2021.

•Non-performing loans were $37.6 million, an increase of $18.9 million, or 100.6%, compared to $18.7 million as of 3Q22 and a decrease of $12.2 million, or 24.5%, compared to $49.8 million as of 4Q21. The increase resulted from a single commercial loan that is expected to become real estate owned without additional charges in 1Q23.

•The allowance for credit losses ("ACL") was $83.5 million, an increase of $29.8 million, or 55.5%, compared to $53.7 million as of 3Q22 and an increase of $13.6 million, or 19.5%, compared to $69.9 million in 4Q21. The increase to the ACL was primarily driven by the adoption of CECL as of December 31, 2022. Quarterly amounts for third quarter of 2022 do not reflect the adoption of CECL.

•Core deposits were $5.32 billion, up $114.3 million, or 2.2%, compared to $5.20 billion as of 3Q22 and up $1.0 billion, or 23.8%, compared to $4.29 billion as of 4Q21.

•Average cost of total deposits was 1.38%, an increase compared to 0.83% in 3Q22 and 0.41% in 4Q21. Average cost of total deposits for the full-year 2022 was 0.80%, also an increase compared to 0.49% for the full-year 2021.

•Loan to deposit ratio was 98.23% compared to 98.71% and 98.88% in 3Q22 and 4Q21, respectively.

1 The provision for credit losses in the fourth quarter under CECL, excluding the retroactive effect corresponding to the first, second and third quarters of 2022, is approximately $7.0 million dollars, which results in net income attributable to the Company of $22.0 million in the fourth quarter of 2022, or $0.65 per diluted share.

•Assets Under Management and custody (“AUM”) totaled $2.00 billion as of 4Q22, an increase of $0.2 billion, or 10.2%, compared to $1.81 billion as of 3Q22 and a decrease of $0.2 billion, or 10.1%, compared to $2.22 billion in 4Q21.

•Pre-provision net revenue (“PPNR”)2 was $44.5 million in 4Q22, an increase of $14.7 million, or 49.3%, compared to $29.8 million in 3Q22, and a decrease of $34.7 million, or 43.8%, compared to $79.1 million in 4Q21. PPNR2 was $93.9 million for the full-year 2022, a decrease of $36.3 million, or 27.9%, compared to $130.1 million for the full-year 2021. Core Pre-Provision Net Revenue (“Core PPNR”)2 was $37.8 million, an increase of $7.5 million, or 24.8%, from $30.3 million in 3Q22 and an increase of $18.9 million, or 100.1%, from $18.9 million in 4Q21. Core PPNR2 was $105.5 million for the full-year 2022, an increase of $35.6 million, or 50.9%, compared to $69.9 million for the full-year 2021.

•Net Interest Margin (“NIM”) was 3.96%, up compared to 3.61% and 3.17% in 3Q22 and 4Q21, respectively. NIM was 3.53% for the full-year 2022, an increase compared to 2.90% for the full-year 2021.

•Net Interest Income (“NII”) was $82.2 million, up $12.3 million, or 17.6%, compared to $69.9 million in 3Q22 and up $26.4 million, or 47.3%, compared to $55.8 million in 4Q21. NII was $266.7 million for the full-year 2022, up $61.5 million, or 29.99%, compared to $205.1 million for the full-year 2021.

•Provision for credit losses was $20.9 million, up compared to $3.0 million in 3Q22, and a release from the provision of $6.5 million in 4Q21. Provision for credit losses was $13.9 million for the full-year 2022, compared to a release of $16.5 million in the full-year 2021. The increase in the provision for credit losses in 4Q22 includes the retroactive effect of CECL adoption for all previous quarterly periods in the year ended December 31, 2022 for an amount of approximately $11.1 million1, including loan growth and changes to macro-economic conditions during the year 2022. The Company also recorded $9.8 million in provision for credit losses in 4Q22, of which a $2.2 million was for a specific reserve on a commercial loan, and $5.5 million related to consumer loans and a change in the consumer credit charge-off policy.

•Non-interest income was $24.4 million, an increase of $8.4 million, or 52.7%, compared to $16.0 million in 3Q22 and a decrease of $52.9 million, or 68.48%, compared to $77.3 million in 4Q21. Non-interest income was $67.3 million for the full-year 2022, a decrease of $53.3 million, or 44.2%, compared to $120.6 million for the full-year 2021.

•Non-interest expense was $62.2 million, up $6.1 million, or 10.9%, compared to $56.1 million in 3Q22 and up $7.2 million, or 13.0%, compared to $55.1 million in 4Q21. Non-interest expense was $241.4 million for the full-year 2022, up $43.2 million or 21.78%, compared to $198.2 million for the full-year 2021.

1 The provision for credit losses in the fourth quarter under CECL, excluding the retroactive effect corresponding to the first, second and third quarters of 2022, is approximately $7.0 million dollars, which results in net income attributable to the Company of $22.0 million in the fourth quarter of 2022, or $0.65 per diluted share.

2 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

•The efficiency ratio was 58.42%, down compared to 65.36% in 3Q22 and up compared to 41.40% in 4Q21. The efficiency ratio was 72.29% for the full-year 2022 compared to 60.85% for the full-year 2021.

•Return on average assets (“ROA”) was 0.83% compared to 1.00% and 3.45% in 3Q22 and 4Q21, respectively. ROA was 0.77% for the full-year 2022 compared to 1.50% for the full-year 2021.

•Return on average equity (“ROE”) was 10.33% compared to 11.28% and 32.04% in 3Q22 and 4Q21, respectively. ROE was 8.45% for the full-year 2022 compared to 14.19% for the full-year 2021.

On January 18, 2023, the Company’s Board of Directors declared a cash dividend of $0.09 per common share. The dividend is payable on February 28, 2023, to shareholders of record on February 13, 2023.

Fourth Quarter and Full Year 2022 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Friday, January 20, 2023 at 9:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year 2022 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NASDAQ: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 16 in South Florida and 7 in the Houston, Texas area, as well as an LPO in Tampa, Florida. For more information, visit investor.amerantbank.com.

FIS® and any associated brand names/logos are the trademarks of FIS and/or its affiliates.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021, our quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three and twelve month periods ended December 31, 2022 and the three month period ended December 31, 2021, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2022, or any other period of time or date.

In the fourth quarter of 2022, the Company adopted the Current Expected Credit Loss (“CECL”) accounting standard for estimating allowance for credit losses. The adoption of CECL as of December 31, 2022, resulted in an increase to the allowance for credit losses of $18.7 million, with a corresponding after tax cumulative effect adjustment to retained earnings of $13.9 million as of January 1, 2022, as required by the standard. In addition, in the fourth quarter of 2022, the Company recorded a provision for credit losses totaling $20.9 million, which includes the retroactive effect of CECL adoption for all previous quarterly periods in the year ended December 31, 2022 for an amount of approximately $11.1 million, including loan growth and changes to macro-economic conditions during the year 2022. Quarterly amounts for the first, second and third quarters of 2022 do not reflect the adoption of CECL. The Company will provide an update to its interim consolidated financial information for each of the quarters in 2022 in its Annual Report on Form 10-K for the year ended December 31, 2022, reflecting the impacts of the adoption of CECL on each interim period of 2022.

Under the CECL accounting standard, the model for estimating credit losses on financial assets, including loans held for investment, changes from an incurred loss model to an expected loss model. The allowance for credit losses under the expected loss model is an estimate of life-of-loan losses for the Company’s loans held for investment.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expenses”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, and “tangible stockholders’ equity book value per common share”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the Company’s adoption of CECL as of December 31, 2022 and for the year then ended, as well as the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2022, including the effect of non-core banking activities such as the sale of loans and securities, the valuation of securities, derivatives, loans held for sale and other real estate owned, the sale of our corporate headquarters in the fourth quarter of 2021, and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Consolidated Balance Sheets					(audited)
Total assets	$9,127,804	$8,739,979	$8,151,242	$7,805,836	$7,638,399
Total investments	1,366,680	1,352,782	1,422,479	1,324,969	1,341,241
Total gross loans (1)	6,919,632	6,503,359	5,847,384	5,721,177	5,567,540
Allowance for credit losses (2)	83,500	53,711	52,027	56,051	69,899
Total deposits	7,044,199	6,588,122	6,202,854	5,691,701	5,630,871
Core deposits (3)	5,315,944	5,201,681	4,948,445	4,443,414	4,293,031
Advances from the FHLB and other borrowings	906,486	981,005	830,524	980,047	809,577
Senior notes	59,210	59,131	59,052	58,973	58,894
Subordinated notes (4)	29,284	29,241	29,199	29,156	—
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (2)(5)(6)(7)	705,726	695,698	711,450	749,396	831,873
Assets under management and custody (8)	1,995,666	1,811,265	1,868,017	2,129,387	2,221,077

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages, share data and per share amounts)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	2022	2021
Consolidated Results of Operations							(audited)
Net interest income	$82,178	$69,897	$58,945	$55,645	$55,780	$266,665	$205,141
Provision for (reversal of) credit losses (2)	20,945	3,000	—	(10,000)	(6,500)	13,945	(16,500)
Noninterest income	24,365	15,956	12,931	14,025	77,290	67,277	120,621
Noninterest expense	62,241	56,113	62,241	60,818	55,088	241,413	198,242
Net income attributable to Amerant Bancorp Inc. (9)	18,766	20,920	7,674	15,950	65,469	63,310	112,921
Effective income tax rate	20.32%	21.93%	21.10%	21.10%	23.88%	21.15%	23.41%

Common Share Data
Stockholders' book value per common share	$20.87	$20.60	$21.07	$21.82	$23.18	$20.87	$23.18
Tangible stockholders' equity (book value) per common share (10)	$20.19	$19.92	$20.40	$21.15	$22.55	$20.19	$22.55
Basic earnings per common share	$0.56	$0.62	$0.23	$0.46	$1.79	$1.87	$3.04
Diluted earnings per common share (11)	$0.55	$0.62	$0.23	$0.45	$1.77	$1.85	$3.01
Basic weighted average shares outstanding	33,496,096	33,476,418	33,675,930	34,819,984	36,606,969	33,862,410	37,169,283
Diluted weighted average shares outstanding (11)	33,813,593	33,746,878	33,914,529	35,114,043	37,064,769	34,142,563	37,527,523
Cash dividend declared per common share (7)	$0.09	$0.09	$0.09	$0.09	$0.06	$0.36	$0.06

	Three Months Ended					Years Ended December 31,
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	2022	2021
Other Financial and Operating Data (12)							(audited)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (13)	3.96%	3.61%	3.28%	3.18%	3.17%	3.53%	2.90%
Net income / Average total assets (ROA) (14)	0.83%	1.00%	0.39%	0.84%	3.45%	0.77%	1.50%
Net income / Average stockholders' equity (ROE) (15)	10.33%	11.28%	4.14%	8.10%	32.04%	8.45%	14.19%
Noninterest income / Total revenue (16)	22.87%	18.59%	17.99%	20.13%	58.08%	20.15%	37.03%

Capital Indicators (%)
Total capital ratio (17)	12.39%	12.49%	13.21%	13.80%	14.56%	12.39%	14.56%
Tier 1 capital ratio (18)	10.89%	11.34%	11.99%	12.48%	13.45%	10.89%	13.45%
Tier 1 leverage ratio (19)	9.18%	9.88%	10.25%	10.67%	11.52%	9.18%	11.52%
Common equity tier 1 capital ratio (CET1) (20)	10.10%	10.50%	11.08%	11.55%	12.50%	10.10%	12.50%
Tangible common equity ratio (21)	7.50%	7.72%	8.47%	9.34%	10.63%	7.50%	10.63%

Liquidity Ratios (%)
Loans to Deposits (22)	98.23%	98.71%	94.27%	100.52%	98.88%	98.23%	98.88%

Asset Quality Indicators (%)
Non-performing assets / Total assets (23)	0.41%	0.29%	0.39%	0.73%	0.78%	0.41%	0.78%
Non-performing loans / Total loans (1) (24)	0.54%	0.29%	0.43%	0.82%	0.89%	0.54%	0.89%
Allowance for credit losses / Total non-performing loans (2)(24)	222.08%	287.56%	206.84%	119.34%	140.41%	222.08%	140.41%
Allowance for loan credit losses / Total loans held for investment (1)(2)	1.22%	0.83%	0.91%	0.99%	1.29%	1.22%	1.29%
Net charge-offs / Average total loans held for investment (25)	0.59%	0.09%	0.29%	0.29%	0.52%	0.32%	0.44%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.75%	2.67%	3.18%	3.20%	2.90%	2.95%	2.63%
Salaries and employee benefits / Average total assets	1.45%	1.43%	1.54%	1.60%	1.65%	1.51%	1.56%
Other operating expenses/ Average total assets (26)	1.30%	1.24%	1.64%	1.60%	1.25%	1.44%	1.07%
Efficiency ratio (27)	58.42%	65.36%	86.59%	87.29%	41.40%	72.29%	60.85%
Full-Time-Equivalent Employees (FTEs) (28)	692	681	680	677	763	692	763

	Three Months Ended					Years Ended December 31,
(in thousands, except percentages and per share amounts)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	2022	2021
Core Selected Consolidated Results of Operations and Other Data (10)							(audited)

Pre-provision net revenue (PPNR)	$44,457	$29,784	$9,707	$9,928	$79,141	$93,876	$130,130
Core pre-provision net revenue (Core PPNR)	$37,838	$30,325	$19,447	$17,869	$18,911	$105,479	$69,907
Core net income	$13,610	$21,275	$15,358	$22,216	$19,339	$72,459	$66,796
Core basic earnings per common share	0.41	0.64	0.46	0.64	0.53	2.14	1.80
Core earnings per diluted common share (11)	0.40	0.63	0.45	0.63	0.52	2.12	1.78
Core net income / Average total assets (Core ROA) (14)	0.60%	1.01%	0.78%	1.17%	1.02%	0.88%	0.89%
Core net income / Average stockholders' equity (Core ROE) (15)	7.49%	11.47%	8.28%	11.28%	9.46%	9.67%	8.39%
Core efficiency ratio (29)	61.34%	64.14%	73.68%	76.36%	74.98%	68.11%	73.96%

__________________
(1) Total gross loans include loans held for investment net of unamortized deferred loan origination fees and costs. In addition, at June 30, 2022, March 31, 2022 and December 31, 2021, total loans include $66.4 million, $68.6 million and $143.2 million, respectively, in NYC real estate loans held for sale carried at the lower of cost or estimated fair value. In the third quarter of 2022, the Company transferred the NYC real estate loans held for sale to the loans held for investment category. Also, in the first quarter of 2022 and the fourth quarter of 2021, the Company sold approximately $57.3 million and $49.4 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value related to the New York portfolio. In addition, as of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, total loans include $62.4 million, $57.6 million, $54.9 million, $17.1 million and $14.9 million, respectively, primarily in mortgage loans held for sale carried at fair value.
(2)     In the fourth quarter of 2022, the Company adopted the Current Expected Credit Loss (“CECL”) accounting standard using a modified retrospective approach. Therefore, quarterly amounts for the first, second and third quarters of 2022 do not reflect the adoption of CECL. In the fourth quarter of 2022, the Company recorded an increase to its allowance for credit losses (“ACL”) of $18.7 million as of January 1, 2022, with a corresponding after tax cumulative effect adjustment to retained earnings of $13.9 million. In addition, in the fourth quarter of 2022, the Company recorded the impact of CECL on its ACL in 2022 through a provision for credit losses of $11.1 million, including the retroactive effect of CECL for all previous quarterly periods in the year ended December 31, 2022. The Company has not elected to apply an available three-year transition provision to its regulatory capital computations as a result of its adoption of CECL in 2022.
(3)     Core deposits consist of total deposits excluding all time deposits.
(4) On March 9, 2022, the Company completed a $30.0 million offering of subordinated notes with a 4.25% fixed-to-floating rate and due March 15, 2032 (the “Subordinated Notes”). The Subordinated Notes bear interest at a fixed rate of 4.25% per annum, from and including March 9, 2022, to but excluding March 15, 2027, with interest payable semi-annually in arrears. From and including March 15, 2027, to but excluding the stated maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to the then-current benchmark rate, which will initially be the three-month Secured Overnight Financing Rate (“SOFR”) plus 251 basis points, with interest during such period payable quarterly in arrears. If the three-month SOFR cannot be determined during the applicable floating rate period, a different index will be determined and used in accordance with the terms of the Subordinated Notes. Notes are presented net of direct issuance costs which are deferred and amortized over 10 years. The Subordinated Notes have been structured to qualify as Tier 2 capital of the Company for regulatory capital purposes, and rank equally in right of payment to all of our existing and future subordinated indebtedness.
(5) In the first quarter of 2022, the Company repurchased an aggregate of 652,118 shares of Class A common stock at a weighted average price of $33.96 per share, under the Class A common stock repurchase program launched in 2021 (the “Class A Common Stock Repurchase Program”). The aggregate purchase price for these transactions was approximately $22.1 million, including transaction costs. On January 31, 2022, the Company announced the completion of the Class A Common Stock repurchase program. In addition, in the first quarter of 2022, the Company announced the launch of a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $50 million of its shares of

Class A common stock (the “New Class A Common Stock Repurchase Program”). In the second and first quarters of 2022, the Company repurchased an aggregate of 611,525 shares and 991,362 shares, respectively, of Class A common stock at a weighted average price of $28.19 per share and $32.96 per share, respectively, under the New Class A Common Stock Repurchase Program. In the second and first quarters of 2022, the aggregate purchase price for these transactions was approximately $17.2 million and $32.7 million, respectively, including transaction costs. On May 19, 2022, the Company announced the completion of repurchased under the New Class A Common Stock Repurchase Program.
(6)    In the fourth quarter of 2021, the Company’s shareholders approved a clean-up merger, previously announced by the Company, pursuant to which a subsidiary of the Company merged with and into the Company (the “Merger”). Under the terms of the Merger, each outstanding share of Class B common stock was converted to 0.95 of a share of Class A common stock. In addition, any shareholder who owned fewer than 100 shares of Class A common stock upon completion of the Merger, received cash in lieu of Class A common stock. There were no authorized or outstanding Class B common stock at December 31, 2021. Furthermore, in connection with the Merger, the Company’s Board of Directors authorized the Class A Common Stock Repurchase Program which provided for the potential to repurchase up to $50 million of shares of Class A common stock. In the fourth quarter of 2021, the Company repurchased an aggregate of 1,175,119 shares of Class A common stock for an aggregate purchase price of $36.3 million, including $27.9 million repurchased under the Class A Common Stock Repurchase Program and $8.5 million shares cashed out in accordance with the terms of the Merger. The total weighted average market price of these transactions was $30.92 per share.
(7) In the fourth, third, second and first quarters of 2022, and in the fourth quarter of 2021, the Company’s Board of Directors declared cash dividends of $0.09, $0.09, $0.09, $0.09 and $0.06 per share of the Company’s common stock, respectively. The dividend declared in the fourth quarter of 2022 was paid on November 30, 2022 to shareholders record at the close of business on November 15, 2022. The dividend declared in the third quarter of 2022 was paid on August 31, 2022 to shareholders of record at the close of business on August 17, 2022.The dividend declared in the second quarter of 2022 was paid on May 31, 2022 to shareholders of record at the close of business on May 13, 2022.The dividend declared in the first quarter of 2022 was paid on February 28, 2022 to shareholders of record at the close of business on February 11, 2022. The dividend declared in the fourth quarter of 2021 was paid on or before January 15, 2022 to holders of record as of December 22, 2021. The aggregate amount paid in connection with these dividends in the fourth, third, second and first quarters of 2022, and in the fourth quarter of 2021 was $3.0 million, $3.0 million, $3.0 million, $3.2 million and $2.2 million, respectively
(8) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(9)    In the three months ended December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, net income exclude losses of $0.2 million, $44 thousand, $0.1 million, $1.1 million and $1.2 million, respectively, attributable to the minority interest of Amerant Mortgage LLC. Beginning March 31, 2022, the minority interest share changed from 49% to 42.6%. This change had no impact to the Company’s financial condition or results of operations as of and for the first quarter ended March 31, 2022. In addition, in the second quarter of 2022, the minority interest share changed from 42.6% to 20%. In connection with the change in minority interest share in the second quarter of 2022, the Company reduced its additional paid-in capital for a total of $1.9 million with a corresponding increase to the equity attributable to noncontrolling interests.
(10) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(11) In all the periods shown, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. Potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in all the periods shown, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(12) Operating data for the periods presented have been annualized.
(13) NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(14) Calculated based upon the average daily balance of total assets.
(15)     Calculated based upon the average daily balance of stockholders’ equity.
(16)     Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
(17)     Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(18) Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
(19)     Tier 1 capital divided by quarter to date average assets.
(20) CET1 capital divided by total risk-weighted assets.
(21) Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets consist of, among other things, mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(22)     Calculated as the ratio of total loans gross divided by total deposits.
(23) Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure.
(24) Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs.
(25) Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses. During the fourth, third, second and first quarters of 2022, and the fourth quarter of 2021, there were net charge offs of $9.8 million, $1.3 million, $4.0 million, $3.8 million, and $7.0 million, respectively. During the fourth quarter of 2022, the Company charged-off $3.9 million related to a CRE loan, $5.5 million related to multiple consumer loans and $1.1 million related to multiple commercial loans. During the third quarter of 2022, the Company charged-off $1.7 million related to multiple consumer loans and $0.2 million in connection with two commercial loans. During the second quarter of 2022, the Company charged-off $3.6 million in connection with a loan relationship with a Miami-based U.S. coffee trader. During the first quarter of 2022, the Company charged-off $3.3 million in two commercial loans, including $2.5 million related to a nonaccrual loan paid off during the period. During the fourth quarter of 2021, the Company charged-off an aggregate of $4.2 million related to various commercial loans and $1.8 million related to one real estate loan.
(26) Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(27) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(28) As of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, includes 68, 67, 67, 79, and 72 FTEs for Amerant Mortgage LLC, respectively. In addition, effective January 1, 2022, there were 80 employees who are no longer working for the Company as a result of the new agreement with Fidelity National Information Services, Inc. (“FIS”).
(29) Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities,the valuation of securities, derivatives, loans held for sale and other real estate owned, the sale and leaseback of our corporate headquarters in the fourth quarter of 2021, and other non-recurring actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Years Ended December 31,
(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	2022	2021 (audited)

Net income attributable to Amerant Bancorp Inc. (1)	$18,766	$20,920	$7,674	$15,950	$65,469	$63,310	$112,921
Plus: provision for (reversal of) credit losses (1)	20,945	3,000	—	(10,000)	(6,500)	13,945	(16,500)
Plus: provision for income tax expense (2)	4,746	5,864	2,033	3,978	20,172	16,621	33,709
Pre-provision net revenue (PPNR)	$44,457	$29,784	$9,707	$9,928	$79,141	$93,876	$130,130
Plus: non-routine noninterest expense items	2,447	1,954	7,995	6,574	1,895	18,970	7,057
(Less) Plus: non-routine noninterest income items	(9,066)	(1,413)	1,745	1,367	(62,125)	(7,367)	(67,280)
Core pre-provision net revenue (Core PPNR)	$37,838	$30,325	$19,447	$17,869	$18,911	$105,479	$69,907

Total noninterest income	$24,365	$15,956	$12,931	$14,025	$77,290	$67,277	$120,621
Less: Non-routine noninterest income items:
Less: gain on sale of Headquarters building (2)	—	—	—	—	62,387	—	62,387
Derivative gains (losses), net	1,040	(95)	855	(1,345)	—	455	—
Securities (loss) gains, net	(3,364)	1,508	(2,602)	769	(117)	(3,689)	3,740
Gain (loss) on early extinguishment of FHLB advances, net	11,390	—	2	(714)	—	10,678	(2,488)
(Loss) gain on sale of loans	—	—	—	(77)	(145)	(77)	3,641
Total non-routine noninterest income items	$9,066	$1,413	$(1,745)	$(1,367)	$62,125	$7,367	$67,280
Core noninterest income	$15,299	$14,543	$14,676	$15,392	$15,165	$59,910	$53,341

Total noninterest expenses	$62,241	$56,113	$62,241	$60,818	$55,088	$241,413	$198,242
Less: non-routine noninterest expense items
Restructuring costs (3)
Staff reduction costs (4)	1,221	358	674	765	26	3,018	3,604
Contract termination costs (5)	—	289	2,802	4,012	—	7,103	—
Legal and Consulting fees (6)	1,226	1,073	80	1,246	1,277	3,625	1,689
Digital transformation expenses	—	—	—	45	50	45	412
Lease impairment charge (7)	—	—	1,565	14	—	1,579	810
Branch closure expenses (8)	—	—	—	33	542	33	542
Total restructuring costs	$2,447	$1,720	$5,121	$6,115	$1,895	$15,403	$7,057
Other non-routine noninterest expense items:
Other real estate owned valuation expense (9)	—	234	3,174	—	—	3,408	—
Loans held for sale valuation (reversal) expense (10)	—	—	(300)	459	—	159	—
Total non-routine noninterest expense items	$2,447	$1,954	$7,995	$6,574	$1,895	$18,970	$7,057
Core noninterest expenses	$59,794	$54,159	$54,246	$54,244	$53,193	$222,443	$191,185

	Three Months Ended,					Years Ended December 31,
(in thousands, except percentages and per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	2022	2021 (audited)
Net income attributable to Amerant Bancorp Inc. (1)	$18,766	$20,920	$7,674	$15,950	$65,469	$63,310	$112,921
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	2,447	1,954	7,995	6,574	1,895	18,970	7,057
Income tax effect (11)	(460)	(478)	(1,687)	(1,387)	(478)	(4,012)	(1,652)
Total after-tax non-routine items in noninterest expense	1,987	1,476	6,308	5,187	1,417	14,958	5,405
Plus (less): before-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	(9,066)	(1,413)	1,745	1,367	(62,125)	(7,367)	(67,280)
Income tax effect (11)	1,923	292	(369)	(288)	14,578	1,558	15,750
Total after-tax non-routine items in noninterest income	(7,143)	(1,121)	1,376	1,079	(47,547)	(5,809)	(51,530)
Core net income	$13,610	$21,275	$15,358	$22,216	$19,339	$72,459	$66,796

Basic earnings per share	$0.56	$0.62	$0.23	$0.46	$1.79	$1.87	$3.04
Plus: after tax impact of non-routine items in noninterest expense	0.06	0.04	0.19	0.15	0.04	0.44	0.15
(Less) Plus: after tax impact of non-routine items in noninterest income	(0.21)	(0.02)	0.04	0.03	(1.30)	(0.17)	(1.39)
Total core basic earnings per common share	$0.41	$0.64	$0.46	$0.64	$0.53	$2.14	$1.80

Diluted earnings per share (12)	$0.55	$0.62	$0.23	$0.45	$1.77	$1.85	$3.01
Plus: after tax impact of non-routine items in noninterest expense	0.06	0.04	0.18	0.15	0.04	0.44	0.14
(Less) Plus: after tax impact of non-routine items in noninterest income	(0.21)	(0.03)	0.04	0.03	(1.29)	(0.17)	(1.37)
Total core diluted earnings per common share	$0.40	$0.63	$0.45	$0.63	$0.52	$2.12	$1.78

Net income / Average total assets (ROA)	0.83%	1.00%	0.39%	0.84%	3.45%	0.77%	1.50%
Plus: after tax impact of non-routine items in noninterest expense	0.09%	0.07%	0.32%	0.28%	0.07%	0.18%	0.07%
(Less) Plus: after tax impact of non-routine items in noninterest income	(0.32)%	(0.06)%	0.07%	0.06%	(2.50)%	(0.07)%	(0.68)%
Core net income / Average total assets (Core ROA)	0.60%	1.01%	0.78%	1.18%	1.02%	0.88%	0.89%

Net income / Average stockholders' equity (ROE)	10.33%	11.28%	4.14%	8.10%	32.04%	8.45%	14.19%
Plus: after tax impact of non-routine items in noninterest expense	1.09%	0.80%	3.40%	2.63%	0.69%	2.00%	0.68%
(Less) Plus: after tax impact of non-routine items in noninterest income	(3.93)%	(0.61)%	0.74%	0.55%	(23.27)%	(0.78)%	(6.48)%
Core net income / Average stockholders' equity (Core ROE)	7.49%	11.47%	8.28%	11.28%	9.46%	9.67%	8.39%

Efficiency ratio	58.42%	65.36%	86.59%	87.29%	41.40%	72.29%	60.85%
Less: impact of non-routine items in noninterest expense	(2.30)%	(2.28)%	(11.12)%	(9.43)%	(1.43)%	(5.68)%	(2.16)%
Plus (Less): impact of non-routine items in noninterest income	5.22%	1.06%	(1.79)%	(1.50)%	35.01%	1.50%	15.27%
Core efficiency ratio	61.34%	64.14%	73.68%	76.36%	74.98%	68.11%	73.96%

	Three Months Ended,					Years Ended December 31,
(in thousands, except percentages, share data and per share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	2022	2021 (audited)
Stockholders' equity	$705,726	$695,698	$711,450	$749,396	$831,873	$705,726	$831,873
Less: goodwill and other intangibles (13)	(23,161)	(22,814)	(22,808)	(22,795)	(22,528)	(23,161)	(22,528)
Tangible common stockholders' equity	$682,565	$672,884	$688,642	$726,601	$809,345	$682,565	$809,345
Total assets	9,127,804	8,739,979	8,151,242	7,805,836	7,638,399	9,127,804	7,638,399
Less: goodwill and other intangibles (13)	(23,161)	(22,814)	(22,808)	(22,795)	(22,528)	(23,161)	(22,528)
Tangible assets	$9,104,643	$8,717,165	$8,128,434	$7,783,041	$7,615,871	$9,104,643	$7,615,871
Common shares outstanding	33,815,161	33,773,249	33,759,604	34,350,822	35,883,320	33,815,161	35,883,320
Tangible common equity ratio	7.50%	7.72%	8.47%	9.34%	10.63%	7.50%	10.63%
Stockholders' book value per common share	$20.87	$20.60	$21.07	$21.82	$23.18	$20.87	$23.18
Tangible stockholders' book value per common share	$20.19	$19.92	$20.40	$21.15	$22.55	$20.19	$22.55
____________
(1)     Net income attributable to the Company results in $22.0 million in the fourth quarter of 2022, excluding the CECL retroactive effect corresponding to the first, second, and third quarters of 2022. The provision for credit losses attributable to the fourth quarter of 2022 is $16.9 million, excluding the CECL retroactive effect corresponding to the first, second and third quarters of 2022. In the fourth quarter of 2022, the Company adopted CECL and recorded the related impact on its ACL in 2022 through a provision for credit losses of $11.1 million.
(2)     The Company sold its Coral Gables headquarters for $135 million, with an approximate carrying value of $69.9 million at the time of sale and transaction costs of $2.6 million. The Company leased-back the property for an 18-year term. The provision for income tax expense includes approximately $16.1 million related to this transaction in the three months ended December 31, 2021.
(3)     Expenses incurred for actions designed to implement the Company’s business strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(4) In the fourth quarter of 2022, includes expenses primarily in connection with changes in certain positions within our business units. In the third quarter of 2022 and the fourth quarter of 2021, includes expenses primarily in connection with the elimination of certain support functions. In the second and first quarters of 2022, includes expenses primarily in connection with the restructuring of business lines and the outsourcing of certain human resources functions.
(5) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(6) Includes: (i) expenses in connection with the engagement of FIS of $1.1 million, $1.0 million, $0.8 million and $0.5 million in the three months ended December 31, 2022, September 30, 2022, March 31, 2022 and December 31, 2021, respectively, and $2.9 million and $0.7 million in the years ended December 31, 2022 and 2021, respectively; (ii) an aggregate of $0.3 million in connection with information technology projects, and certain search and recruitment expenses in the three months ended March 31, 2022, and (iii) expenses in connection with the Merger and related transactions of $0.6 million and $0.8 million in the three months and the year ended December 31, 2021, respectively.
(7) In the three months ended June 30, 2022 and the year ended December 31, 2022, includes $1.6 million of ROU asset impairment associated with the closure of a branch in Pembroke Pines, Florida in 2022. In the year ended December 31, 2021, includes $0.8 million of ROU asset impairment associated with the lease of the NY loan production office.
(8) Expenses related to the Fort Lauderdale, Florida branch lease termination in 2021 and in Wellington, Florida in 2022.
(9) Fair value adjustment related to one OREO property in New York.
(10) Fair value adjustment related to the New York loan portfolio held for sale carried at the lower of cost or fair value.
(11) In the years ended December 31, 2022 and 2021, and in the three months ended March 31, 2022, amounts were calculated based upon the effective tax rate for the periods of 21.15%, 23.41% and 21.10%, respectively. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(12) In the three months ended December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. In all the periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect on per share earnings.
(13) Other intangible assets consist of, among other things, mortgage servicing rights (“MSRs”) of $1.3 million, $1.0 million, $0.9 million, $0.9 million and $0.6 million at December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, respectively, and are included in other assets in the Company’s consolidated balance sheets.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021

(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$6,688,839	$98,579	5.85%	$6,021,294	$76,779	5.06%	$5,475,207	$56,521	4.10%
Debt securities available for sale (3)(4)	1,060,240	9,817	3.67%	1,110,153	8,379	2.99%	1,171,691	7,010	2.37%
Debt securities held to maturity (5)	239,680	2,052	3.40%	235,916	1,921	3.23%	121,842	745	2.43%
Debt securities held for trading	56	1	7.08%	65	1	6.10%	143	1	2.77%
Equity securities with readily determinable fair value not held for trading	12,365	—	—%	12,018	—	—%	17,138	59	1.37%
Federal Reserve Bank and FHLB stock	55,585	874	6.24%	49,398	605	4.86%	49,591	535	4.28%
Deposits with banks	183,926	2,051	4.42%	258,237	1,452	2.23%	155,479	58	0.15%
Total interest-earning assets	8,240,691	113,374	5.46%	7,687,081	89,137	4.60%	6,991,091	64,929	3.68%
Total non-interest-earning assets (6)	731,685			639,118			537,549
Total assets	$8,972,376			$8,326,199			$7,528,640

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021

(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$2,178,106	$8,860	1.61%	$2,077,321	$4,934	0.94%	$1,342,416	$208	0.06%
Money market	1,412,033	6,034	1.70%	1,363,799	3,555	1.03%	1,337,529	788	0.23%
Savings	313,688	55	0.07%	320,861	54	0.07%	327,090	11	0.01%
Total checking and saving accounts	3,903,827	14,949	1.52%	3,761,981	8,543	0.90%	3,007,035	1,007	0.13%
Time deposits	1,538,239	8,623	2.22%	1,247,084	4,717	1.50%	1,380,337	4,777	1.37%
Total deposits	5,442,066	23,572	1.72%	5,009,065	13,260	1.05%	4,387,372	5,784	0.52%
Securities sold under agreements to repurchase	68	1	5.83%	—	—	—%	55	—	—%
Advances from the FHLB and other borrowings (7)	994,185	5,293	2.11%	866,639	3,977	1.82%	863,137	1,805	0.83%
Senior notes	59,172	941	6.31%	59,092	941	6.32%	58,855	942	6.35%
Subordinated notes	29,263	361	4.89%	29,220	362	4.92%	—	—	—%
Junior subordinated debentures	64,178	1,028	6.35%	64,178	700	4.33%	64,178	618	3.82%
Total interest-bearing liabilities	6,588,932	31,196	1.88%	6,028,194	19,240	1.27%	5,373,597	9,149	0.68%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,318,787			1,316,988			1,210,365
Accounts payable, accrued liabilities and other liabilities	343,923			245,425			133,927
Total non-interest-bearing liabilities	1,662,710			1,562,413			1,344,292
Total liabilities	8,251,642			7,590,607			6,717,889
Stockholders’ equity	720,734			735,592			810,751
Total liabilities and stockholders' equity	$8,972,376			$8,326,199			$7,528,640
Excess of average interest-earning assets over average interest-bearing liabilities	$1,651,759			$1,658,887			$1,617,494
Net interest income		$82,178			$69,897			$55,780
Net interest rate spread			3.58%			3.33%			3.00%
Net interest margin (8)			3.96%			3.61%			3.17%
Cost of total deposits (9)			1.38%			0.83%			0.41%
Ratio of average interest-earning assets to average interest-bearing liabilities	125.07%			127.52%			130.10%
Average non-performing loans/ Average total loans	0.38%			0.42%			1.13%

	Year Ended December 31,
	2022			2021 (audited)
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$5,963,190	$293,210	4.92%	$5,514,110	$216,097	3.92%
Debt securities available for sale (3)(4)	1,112,590	33,187	2.98%	1,194,505	26,953	2.26%
Debt securities held to maturity (5)	192,397	5,657	2.94%	97,501	2,036	2.09%
Debt securities held for trading	64	4	6.25%	165	5	3.03%
Equity securities with readily determinable fair value not held for trading	9,560	—	—%	22,332	284	1.27%
Federal Reserve Bank and FHLB stock	51,496	2,565	4.98%	53,106	2,222	4.18%
Deposits with banks	231,402	4,153	1.79%	201,950	247	0.12%
Total interest-earning assets	7,560,699	338,776	4.48%	7,083,669	247,844	3.50%
Total non-interest-earning assets (6)	626,989			449,347
Total assets	$8,187,688			$7,533,016

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,872,100	$15,118	0.81%	$1,309,699	$591	0.05%
Money market	1,323,563	11,673	0.88%	1,311,278	3,483	0.27%
Savings	319,631	135	0.04%	324,618	50	0.02%
Total checking and saving accounts	3,515,294	26,926	0.77%	2,945,595	4,124	0.14%
Time deposits	1,334,605	22,124	1.66%	1,668,459	23,766	1.42%
Total deposits	4,849,899	49,050	1.01%	4,614,054	27,890	0.60%
Securities sold under agreements to repurchase	32	1	3.13%	123	1	0.81%
Advances from the FHLB and other borrowings (7)	911,448	15,092	1.66%	822,769	8,595	1.04%
Senior notes	59,054	3,766	6.38%	58,737	3,768	6.42%
Subordinated notes	23,853	1,172	4.91%	—	—	—%
Junior subordinated debentures	64,178	3,030	4.72%	64,178	2,449	3.82%
Total interest-bearing liabilities	5,908,464	72,111	1.22%	5,559,861	42,703	0.77%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,286,570			1,046,766
Accounts payable, accrued liabilities and other liabilities	243,105			130,548
Total non-interest-bearing liabilities	1,529,675			1,177,314
Total liabilities	7,438,139			6,737,175
Stockholders’ equity	749,549			795,841
Total liabilities and stockholders' equity	$8,187,688			$7,533,016
Excess of average interest-earning assets over average interest-bearing liabilities	$1,652,235			$1,523,808
Net interest income		$266,665			$205,141
Net interest rate spread			3.26%			2.73%
Net interest margin (8)			3.53%			2.90%
Cost of total deposits (9)			0.80%			0.49%
Ratio of average interest-earning assets to average interest-bearing liabilities	127.96%			127.41%
Average non-performing loans/ Average total loans	0.51%			1.61%

_______________
(1)    Includes loans held for investment net of the allowance for credit losses and loans held for sale. The average balance of the allowance for loan losses was $54.9 million, $51.9 million, and $82.1 million in the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $57.5 million and $101.1 million in the years ended December 31, 2022 and 2021, respectively. The average balance of total loans held for sale was $78.3 million, $142.5 million and $206.8 million in the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $117.6 million and $72.7 million in the years ended December 31, 2022 and 2021, respectively.
(2) Includes average non-performing loans of $25.5 million, $25.3 million and $63.0 million for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $30.7 million and $90.6 million for the years ended December 31, 2022 and 2021, respectively.
(3) Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average net unrealized losses of $120.1 million and $72.4 million in the three months ended December 31, 2022 and September 30, 2022, respectively, and average net unrealized gains of $20.2 million in the three months ended December 31, 2021. The average balance also includes average net unrealized losses of $62.3 million in the year ended December 31, 2022, and average unrealized net gains of $26.6 million in the year ended December 31, 2021.
(4)    Includes nontaxable securities with average balances of $19.8 million, $17.1 million and $17.7 million for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $18.4 million and $46.2 million in the year ended December 31, 2022 and 2021, respectively. The tax equivalent yield for these nontaxable securities was 4.26%, 2.69% and 1.79% for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and 3.00% and 1.76% for the years ended December 31, 2022 and 2021, respectively. In 2022 and 2021, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $45.7 million, $41.9 million and $96.4 million for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $43.6 million and $50.2 million in the years ended December 31, 2022 and 2021, respectively. The tax equivalent yield for these nontaxable securities was 3.88%, 3.48% and 3.20% for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and 3.46% and 2.58% for the years ended December 31, 2022 and 2021, respectively. In 2022 and 2021, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6) Excludes the allowance for credit losses.
(7)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(8)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(9)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2022		September 30, 2022		December 31, 2021		2022		2021
									(audited)
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,766	19.6%	$4,629	29.0%	$4,521	5.9%	$18,592	27.6%	$17,214	14.3%
Brokerage, advisory and fiduciary activities	4,054	16.6%	4,619	29.0%	4,987	6.5%	17,708	26.3%	18,616	15.4%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,378	5.7%	1,352	8.5%	1,366	1.8%	5,406	8.0%	5,459	4.5%
Cards and trade finance servicing fees	556	2.3%	622	3.9%	503	0.7%	2,276	3.4%	1,771	1.5%
Gain (loss) on early extinguishment of FHLB advances, net	11,390	46.8%	—	—%	—	—%	10,678	15.9%	(2,488)	(2.1)%
Gain on sale of Headquarters Building (2)	—	—%	—	—%	62,387	80.7%	—	—%	62,387	51.7%
Securities (losses) gains, net (3)	(3,364)	(13.8)%	1,508	9.5%	(117)	(0.2)%	(3,689)	(5.5)%	3,740	3.1%
Derivative gains (losses), net (4)	1,040	4.3%	(95)	(0.6)%	—	—%	455	0.7%	—	—%
Loan-level derivative income (5)	3,413	14.0%	2,786	17.5%	1,973	2.6%	10,360	15.4%	3,951	3.3%
Other noninterest income (6)(7)	1,132	4.5%	535	3.2%	1,670	2.2%	5,491	8.2%	9,971	8.3%
Total noninterest income	$24,365	100.0%	$15,956	100.0%	$77,290	100.0%	$67,277	100.0%	$120,621	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2)    The Company sold its Coral Gables headquarters for $135.0 million, with an approximate carrying value of $69.9 million at the time of sale and transaction costs of $2.6 million. The Company leased-back the property for an 18-year term.
(3) Includes: (i) net loss on sale of debt securities of $2.5 million in the three months ended December 31, 2022 and net gain on sale of debt securities of $22 thousand and $37 thousand in the three months ended September 30, 2022 and December 31, 2021, respectively, and net loss on sale of debt securities of $2.4 million and net gains on sale of debt securities of $4.3 million in the years ended December 31, 2022 and 2021, respectively, and (ii) unrealized losses of $0.8 million, unrealized gains of $1.5 million, and unrealized losses of $0.1 million in the three months ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively, and unrealized losses of $1.3 million and $0.6 million in the years ended December 31, 2022 and 2021, respectively, related to the change in fair value of marketable equity securities. In addition, in the three months and the year ended December 31, 2021, includes a realized loss of $42 thousand on the sale of a mutual fund with a fair value of $23.4 million at the time of the sale.
(4) Income from interest rate swaps and other derivative transactions with customers. The Company incurred expenses related to derivative transactions with customers of $3.3 million, $1.8 million and $0.7 million in the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $8.1 million and $0.8 million in the years ended December 31, 2022 and 2021, respectively, which are included as part of noninterest expenses under professional and other services fees.
(5) Net unrealized gains and losses related to uncovered interest rate caps with clients.
(6)    Includes mortgage banking income of $0.2 million, $0.1 million and $0.9 million in the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $3.4 million and $1.7 million in the years ended December 31, 2022 and 2021, respectively, related to Amerant Mortgage. Other sources of income in the periods shown include from foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.
(7) Beginning in the three months ended March 31, 2022, rental income associated with the subleasing of portions of the Company’s headquarters building is presented as a reduction to rent expense under lease agreements under occupancy and equipment cost (included as part of other noninterest income in 2021 in connection with the previously-owned headquarters building). In addition, in the three months and year ended December 31, 2022, we had additional rental income in connection with the sublease of the NYC office space. Total rental income from subleases was $1.1 million, $0.7 million and $0.6 million in the three months ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively, and $3.3 million and $2.9 million in the years ended December 31, 2022 and 2021, respectively.

Exhibit 5 - Noninterest Expense

This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Year Ended December 31,
	December 31, 2022		September 30, 2022		December 31, 2021		2022		2021
									(audited)
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$32,786	52.7%	$30,109	53.7%	$31,309	56.8%	$123,510	51.2%	$117,585	59.3%
Occupancy and equipment (2)(3)	6,349	10.2%	6,559	11.7%	5,765	10.5%	27,393	11.3%	20,364	10.3%
Professional and other services fees (4)	6,224	10.0%	5,045	9.0%	6,589	12.0%	22,142	9.2%	19,096	9.6%
Loan-level derivative expense (5)	3,281	5.3%	1,810	3.2%	661	1.2%	8,146	3.4%	815	0.4%
Telecommunications and data processing	3,622	5.8%	3,861	6.9%	3,897	7.1%	14,735	6.1%	14,949	7.5%
Depreciation and amortization (6)	1,956	3.1%	1,481	2.6%	1,520	2.8%	5,883	2.4%	7,269	3.7%
FDIC assessments and insurance	1,930	3.1%	1,746	3.1%	1,340	2.4%	6,598	2.7%	6,423	3.2%
Loans held for sale valuation (reversal) expense (7)	—	—%	—	—%	—	—%	159	0.1%	—	—%
Advertising expenses	3,329	5.3%	2,066	3.7%	1,463	2.7%	11,620	4.8%	3,382	1.7%
Other real estate owned valuation expense (8)	—	—%	234	0.4%	—	—%	3,408	1.4%	—	—%
Contract termination costs (9)	—	—%	289	0.5%	—	—%	7,103	2.9%	—	—%
Other operating expenses (10)	2,764	4.5%	2,913	5.2%	2,544	4.5%	10,716	4.5%	8,359	4.3%
Total noninterest expense (11)	$62,241	100.0%	$56,113	100.0%	$55,088	100.0%	$241,413	100.0%	$198,242	100.0%
__________
(1) Includes severance expense of $1.2 million and $0.4 million in the three months ended December 31, 2022 and September 30, 2022, respectively, and $3.0 million and $3.6 million in the years ended December 31, 2022 and 2021, respectively. There were no significant severance expenses in the three months ended December 31, 2021. Severance expenses in 2022 were primarily related to the elimination of certain support functions due to the restructuring of business lines, as well severance expenses in connection with changes in certain positions. Severance expenses in 2021 were mainly in connection with the departure of the Company’s COO, the elimination of various support function positions, and other actions.
(2) In the three months ended December 31, 2021, includes $0.5 million, related to the lease termination of a branch in Fort Lauderdale, Florida in 2021. In addition, in the years ended December 31, 2022 and 2021 includes $1.6 million and $0.8 million, respectively, of ROU asset impairment in connection with the closure of a branch in Pembroke Pines, Florida in 2022 and with the lease of the NY loan production office in 2021.
(3) Beginning in the three months ended March 31, 2022, rental income associated with the subleasing of portions of the Company’s headquarters building is presented as a reduction to rent expense under lease agreements under occupancy and equipment cost (included as part of other noninterest income in 2021 in connection with the previously-owned headquarters building). In addition, in the three months and year ended December 31, 2022, we had additional rental income in connection with the sublease of the NYC office space. Total rental income from subleases was $1.1 million, $0.7 million and $0.6 million in the three months ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively, and $3.3 million and $2.9 million in the years ended December 31, 2022 and 2021, respectively.
(4) Additional expenses consist of: (i) expenses related to the engagement of FIS of $1.1 million, $1.0 million and $0.5 million in the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $2.9 million and $0.7 million in the years ended December 31, 2022 and 2021, respectively; (ii) $0.2 million in connection with certain search and recruitment expenses in the year ended December 31, 2022; (iii) $0.1 million of costs associated with the subleasing of the New York office space in the year ended December 31, 2022, and (iv) $0.6 million and $0.8 million of expenses in connection with the merger and related transactions in the three months and year ended December 31, 2021, respectively.
(5) includes services fees in connection with our loan-level derivative income generation activities.
(6) In the three months and year ended December 31, 2021, includes $0.2 million and $1.8 million, respectively, of depreciation expense associated with Company’s previously-owned headquarters building. No depreciation expense related to the headquarters building was recorded in the three months ended December 31, 2022 and September 30, 2022, and in the year ended December 31, 2022, as this property was sold and leased-back in the fourth quarter of 2021.
(7) Valuation allowance as a result of changes in the fair value of loans held for sale carried at the lower of cost or fair value.
(8) Fair value adjustment related to one OREO property in New York.
(9) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(10) In all of the periods shown, includes charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.

(11) Includes $2.7 million, $2.7 million, and $3.3 million in the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively, and $12.5 million and $7.1 million in the years ended December 31, 2022 and 2021, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other service fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Assets					(audited)
Cash and due from banks	$19,486	$37,631	$29,217	$35,242	$33,668
Interest earning deposits with banks	228,955	218,354	303,030	234,709	240,540
Restricted cash	42,160	46,149	21,808	6,243	—
Cash and cash equivalents	290,601	302,134	354,055	276,194	274,208
Securities
Debt securities available for sale	1,057,621	1,052,329	1,124,801	1,145,785	1,175,319
Debt securities held to maturity	242,101	234,317	238,621	112,008	118,175
Trading securities	—	112	103	—	—
Equity securities with readily determinable fair value not held for trading	11,383	12,232	10,767	13,370	252
Federal Reserve Bank and Federal Home Loan Bank stock	55,575	53,792	48,187	53,806	47,495
Securities	1,366,680	1,352,782	1,422,479	1,324,969	1,341,241
Loans held for sale, at lower of cost or fair value (1)	—	—	66,390	68,591	143,195
Mortgage loans held for sale, at fair value	62,438	57,591	54,863	17,108	14,905
Loans held for investment, gross	6,857,194	6,445,768	5,726,131	5,635,478	5,409,440
Less: Allowance for credit losses (2)	83,500	53,711	52,027	56,051	69,899
Loans held for investment, net	6,773,694	6,392,057	5,674,104	5,579,427	5,339,541
Bank owned life insurance	228,412	227,034	225,682	224,348	223,006
Premises and equipment, net	41,772	41,220	39,091	37,929	37,860
Deferred tax assets, net	48,703	45,791	33,265	22,119	11,301
Operating lease right-of-use assets	139,987	141,453	139,358	139,477	141,139
Goodwill	19,506	19,506	19,506	19,506	19,506
Accrued interest receivable and other assets (3)	156,011	160,411	122,449	96,168	92,497
Total assets	$9,127,804	$8,739,979	$8,151,242	$7,805,836	$7,638,399
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,367,664	$1,318,960	$1,298,954	$1,318,294	$1,183,251
Interest bearing	2,300,469	2,147,008	2,019,661	1,543,708	1,507,441
Savings and money market	1,647,811	1,735,713	1,629,830	1,581,412	1,602,339
Time	1,728,255	1,386,441	1,254,409	1,248,287	1,337,840
Total deposits	7,044,199	6,588,122	6,202,854	5,691,701	5,630,871
Advances from the Federal Home Loan Bank	906,486	981,005	830,524	980,047	809,577
Senior notes	59,210	59,131	59,052	58,973	58,894
Subordinated notes	29,284	29,241	29,199	29,156	—
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease liabilities (4)	140,147	140,911	137,808	135,651	136,595
Accounts payable, accrued liabilities and other liabilities (5)	178,574	181,693	116,177	96,734	106,411
Total liabilities	8,422,078	8,044,281	7,439,792	7,056,440	6,806,526

Stockholders’ equity
Class A common stock	3,382	3,376	3,375	3,434	3,589
Additional paid in capital	194,694	191,970	190,337	208,109	262,510
Retained earnings (2)	590,375	588,495	570,588	565,963	553,167
Accumulated other comprehensive income	(80,635)	(86,208)	(50,959)	(24,424)	15,217
Total stockholders' equity before noncontrolling interest	707,816	697,633	713,341	753,082	834,483
Noncontrolling interest	(2,090)	(1,935)	(1,891)	(3,686)	(2,610)
Total stockholders' equity	705,726	695,698	711,450	749,396	831,873
Total liabilities and stockholders' equity	$9,127,804	$8,739,979	$8,151,242	$7,805,836	$7,638,399

__________

(1) As of June 30, 2022, March 31, 2022 and December 31, 2021, consists of NYC real estate loans held for sale carried at the lower of cost or estimated fair value. In the third quarter of 2022, the Company transferred the NYC real estate loans held for sale to the loans held for investment category. In addition, as of June 30, 2022 and March 31, 2022, includes a valuation allowance of $0.2 million and $0.5 million, respectively, as a result of fair value adjustment.
(2) In the fourth quarter of 2022, the Company adopted the Current Expected Credit Loss (“CECL”) accounting standard using a modified retrospective approach. Therefore, prior periods have not been adjusted and are not comparable. As of January 1, 2022, the beginning of the reporting period of adoption, the Company recorded an increase to its allowance for credit losses (“ACL”) of $18.7 million, with a corresponding after tax cumulative effect adjustment to retained earnings of $13.9 million. In addition, in the fourth quarter of 2022, the Company recorded the impact of CECL on its ACL in 2022 through a provision for credit losses of $11.1 million.
(3) As of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, include derivative assets with a total fair value of $78.3 million, $78.3 million, $39.8 million, $24.3 million, and $21.9 million, respectively.
(4) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(5) As of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, include derivatives liabilities with a total fair value of $77.2 million, $78.4 million, $39.7 million, $25.3 million and $22.2 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Real estate loans					(audited)
Commercial real estate
Non-owner occupied	$1,615,716	$1,600,281	$1,530,293	$1,570,006	$1,540,590
Multi-family residential	820,023	779,456	532,066	540,726	514,679
Land development and construction loans	273,174	300,476	288,581	296,609	327,246
	2,708,913	2,680,213	2,350,940	2,407,341	2,382,515
Single-family residential	1,102,845	978,674	727,712	707,594	661,339
Owner occupied	1,046,450	992,948	954,538	927,921	962,538
	4,858,208	4,651,835	4,033,190	4,042,856	4,006,392
Commercial loans (1)	1,381,234	1,203,776	1,122,248	1,093,205	965,673
Loans to financial institutions and acceptances	13,292	13,271	13,250	13,730	13,710
Consumer loans and overdrafts (2)	604,460	576,886	557,443	485,687	423,665
Total loans	$6,857,194	$6,445,768	$5,726,131	$5,635,478	$5,409,440
__________________
(1) As of December 31, 2022, September 30, 2022 and June 30, 2022, includes approximately $45.3 million, $31.7 million and $9.9 million, respectively, in commercial loans and leases originated under a white-label equipment financing solution launched in the second quarter of 2022.
(2) As of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2022 includes $433.3 million, $496.6 million, $477.3 million, $395.7 million and $297.0 million, respectively, in consumer loans purchased under indirect lending programs. In addition, as of December 31, 2022 and September 30, 2022, includes $43.8 million and $6.3 million, respectively, in consumer loans originated under a white-label program.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Loans held for sale at the lower of fair value or cost					(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$—	$—	$44,568	$46,947	$110,271
Multi-family residential	—	—	20,684	20,796	31,606
	—	—	65,252	67,743	141,877
Owner occupied	—	—	1,297	1,306	1,318
Total real estate loans	—	—	66,549	69,049	143,195
Less: valuation allowance	—	—	159	458	—
Total loans held for sale at the lower of fair value or cost (1)	—	—	66,390	68,591	143,195
Loans held for sale at fair value
Land development and construction loans	9,424	5,560	2,366	836	—
Single-family residential	53,014	52,031	52,497	16,272	14,905
Total loans held for sale at fair value (2)	62,438	57,591	54,863	17,108	14,905
Total loans held for sale (3)	$62,438	$57,591	$121,253	$85,699	$158,100
__________________
(1) As of June 30, 2022, March 31, 2022 and December 31, 2021, consisted of New York real estate loans. In the three months ended September 30, 2022, the Company transferred the New York real estate loans held for sale to the loans held for investment category. During the three months ended March 31, 2022 and December 31, 2021, the Company sold $57.3 million and $49.4 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value related to the New York portfolio. There were no sales of loans in this portfolio during the three months ended September 30, 2022 and June 30, 2022.
(2) Loans held for sale in connection with Amerant Mortgage’s ongoing business.
(3) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Non-Accrual Loans(1)					(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$20,057	$—	$1,251	$12,825	$7,285
Multi-family residential	—	—	—	—	—
	20,057	—	1,251	12,825	7,285
Single-family residential	1,526	1,465	2,755	3,717	5,126
Owner occupied	6,270	6,357	9,558	10,770	8,665
	27,853	7,822	13,564	27,312	21,076
Commercial loans (2) (3)	9,271	9,715	8,987	19,178	28,440
Consumer loans and overdrafts (4)	4	947	2,398	468	257
Total Non-Accrual Loans	$37,128	$18,484	$24,949	$46,958	$49,773

Past Due Accruing Loans(5)
Real Estate Loans
Commercial real estate (CRE)
Single-family residential	253	4	162	—	—
Commercial	183	245	—	—	—
Consumer loans and overdrafts	35	7	42	10	8
Total Past Due Accruing Loans	471	256	204	10	8
Total Non-Performing Loans	37,599	18,740	25,153	46,968	49,781
Other Real Estate Owned	—	6,312	6,545	9,720	9,720
Total Non-Performing Assets	$37,599	$25,052	$31,698	$56,688	$59,501

__________________
(1)    Prior to the adoption of CECL in the fourth quarter of 2022, included loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms. As of June 30, 2022, March 31, 2022 and December 31, 2021, non-performing TDRs included $8.3 million, $8.6 million, and $9.1 million, respectively, in a multiple loan relationship to a South Florida borrower. In the third quarter of 2022, this loan relationship was upgraded and placed back in accrual status.
(2)    As of March 31, 2022 and December 31, 2021, includes $9.1 million in a commercial relationship placed in nonaccrual status during the second quarter of 2020. During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship. In addition, in connection with this loan relationship, the Company collected a partial principal payment of $4.8 million in the fourth quarter of 2021. Furthermore, in the second quarter of 2022, the Company collected an additional partial principal payment of $5.5 million and charged off the remaining balance of $3.6 million against the allowance for loans losses. Therefore, as of December 31, 2022, September 30, 2022 and June 30, 2022, there were no outstanding balances associated with this loan relationship.
(3) In the first quarter of 2022, the Company collected a partial payment of approximately $9.8 million on one commercial nonaccrual loan of $12.4 million. Also, in the first quarter of 2022, the Company charged off the remaining balance of this loan of $2.5 million against its specific reserve at December 31, 2021.
(4)    In the fourth quarter of 2022, the Company changed its charge-off policy for unsecured consumer loans from 120 to 90 days past due. This change resulted in an additional $3.4 million in charge-off for unsecured consumer loans in the fourth quarter of 2022.
(5)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. We have not purchased credit-impaired loans.

	December 31, 2022				September 30, 2022				December 31, 2021
									(audited)
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$8,378	$20,113	$—	$28,491	$37,364	$—	$—	$37,364	$34,205	$5,890	$1,395	$41,490
Multi-family residential	—	—	—	—	—	—	—	—	—	—	—	—
Land development and construction loans	—	—	—	—	—	—	—	—	—	—	—	—
	8,378	20,113	—	28,491	37,364	—	—	37,364	34,205	5,890	1,395	41,490
Single-family residential	—	1,930	—	1,930	—	1,717	—	1,717	—	5,221	—	5,221
Owner occupied	—	6,356	—	6,356	—	6,445	—	6,445	7,429	8,759	—	16,188
	8,378	28,399	—	36,777	37,364	8,162	—	45,526	41,634	19,870	1,395	62,899
Commercial loans (2)	1,749	10,446	3	12,198	1,800	10,942	3	12,745	32,452	20,324	9,497	62,273
Consumer loans and overdrafts	—	230	—	230	—	947	—	947	—	270	—	270
	$10,127	$39,075	$3	$49,205	$39,164	$20,051	$3	$59,218	$74,086	$40,464	$10,892	$125,442

__________
(1)     There were no loans categorized as “Loss” as of the dates presented.
(2) Loan balances as of December 31, 2021 include $9.1 million in a commercial relationship placed in nonaccrual status and downgraded during the second quarter of 2020. As of December 31, 2021, Substandard loans include $4.9 million and doubtful loans include $4.2 million, related to this commercial relationship. During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship. In addition, in connection with this loan relationship, the Company collected a partial principal payment of $4.8 million in the fourth quarter of 2021. Furthermore, in the second quarter of 2022, the Company collected an additional partial principal payment of $5.5 million and charged off the remaining balance of $3.6 million against the allowance for loans losses. Therefore, as of December 31, 2022 and September 30, 2022, there were no outstanding balances associated with this loan relationship.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
					(audited)
Domestic	$4,620,906	$4,166,281	$3,722,433	$3,180,112	$3,137,258
Foreign:
Venezuela	1,911,551	1,931,330	1,964,796	2,004,305	2,019,480
Others	511,742	490,511	515,625	507,284	474,133
Total foreign	2,423,293	2,421,841	2,480,421	2,511,589	2,493,613
Total deposits	$7,044,199	$6,588,122	$6,202,854	$5,691,701	$5,630,871